[EXHIBIT 99.1  -  PRESS RELEASE ]


      International Star, Inc. Announces Preliminary Scope of Work Proposed For the Continuation of Exploration Efforts on Its Detrital Wash Project


For Immediate Release

HENDERSON, Nev./EWORLDWIRE/Feb. 25, 2005 --- International Star, Inc. (Pink
Sheets: ILST) today announced the preliminary scope of work proposed by Zereko Nevada, Inc. The Nevada corporation it engaged February 16, 2005 to continue the Company's exploration of its Detrital Wash property.

Evaluation of Phase I Exploration

Having reviewed the geological report made public in September 2004 and the associated detail provided by the approximately 200 assays processed during the Company's earlier phase of exploration, Mr. Karel R. Pieterse, P. Eng., mining engineer for Zereko Nevada, has proposed a preliminary scope of work for the Company's next phase of exploration on its Detrital Wash property in Mohave County, Arizona.

Preliminary Scope of Work

According to Zereko work proposal,

    "At this juncture what is required is to examine the project in a systematic fashion in order to confirm and define: -

        A.   Tenor and extent of identified "hotspots".
        B.   Identify strata/size range in which values are contained.
        C.   Physical location of "hotspots" in relation to each other.
        D. Identify nature and extent of "existing disturbances" over the defined areas.
        E.   Determine who is responsible for existing disturbances.
        F.   Design and cost a confirmatory exploration program.
        G. Recommend and cost a remedial program for past and future disturbances.
        H.   Secure permitting to carryout the proposed program.

    "Assuming the above program yields positive results the next steps would entail:

        a.   Determine, recommend and cost a mining program.
        b.   Determine, recommend and cost concentration methods.
        c.   Determine, recommend and cost extraction methods.
        d.   Determine, recommend and cost refining methods.
        e. Prepare an engineering study and prefeasibility on project viability.

        ----- Karel R. Pieterse, P. Eng."


NOTE: This news release contains forward-looking statements. Forward-looking statements involve known and unknown risks and uncertainties that may cause the company's actual results to differ materially from forecasted results.

For further information contact: Dottie Wommack McNeely - (702) 897-5338